Exhibit 99.1

Prospect Capital Announces 83.6% Increase in Net Income for Second Fiscal Quarter over Prior Year Second Fiscal Quarter
NEW YORK — (Marketwired) — February 3, 2014 — Prospect Capital Corporation (NASDAQ: PSEC) (“Company” or “Prospect”) today announced financial results for our second fiscal quarter ended December 31, 2013.

For the December 2013 quarter, our net increase in net assets resulting from operations (“NI”) was $85.4 million or $0.30 per weighted average number of shares for the quarter. For the December 2012 quarter, our NI was $46.5 million or $0.24 per weighted average number of shares for the quarter. NI increased year-over-year by 83.6% and 25.0% on a dollars and per share basis, respectively.

For the six months ended December 31, 2013, our NI was $165.3 million or $0.61 per weighted average number of shares for the period. For the six months ended December 31, 2012, our NI was $93.7 million or $0.52 per weighted average number of shares for the period. NI increased year-over-year by 76.3% and 17.3% on a dollars and per share basis, respectively.

For the December 2013 quarter, our net investment income (“NII”) was $92.2 million or $0.32 per weighted average number of shares for the quarter. For the December 2012 quarter, our NII was $99.2 million or $0.51 per weighted average number of shares for the quarter. NII decreased year-over-year primarily due to significant non-recurring dividend income in the December 2012 period.

For the six months ended December 31, 2013, our NII was $174.6 million or $0.64 per weighted average number of shares for the period. For the six months ended December 31, 2012, our NII was $173.2 million or $0.97 per weighted average number of shares for the period. NII decreased on a per share basis due to significant non-recurring income in the 2012 period.

We have previously announced our upcoming and increasing monthly cash distributions to shareholders through September 2014, ranging from $0.110350 per share for February 2014 to $0.110525 per share for September 2014. Prospect’s closing stock price of $10.87 as of January 31, 2014 delivers to shareholders a current dividend yield of 12.2%.

We have generated cumulative NII in excess of cumulative distributions to shareholders since Prospect’s initial public offering (“IPO”) ten years ago. For the June 2013 fiscal year, our NII in excess of distributions to shareholders was $53.4 million and $0.26 per share. For the six months ended December 31, 2013, distributions were in excess of NII by $8.8 million and $0.03 per share, distributing some of the excess which was built up in the previous two fiscal years.

Since our IPO ten years ago through our September 2014 distribution, assuming our current share count for upcoming distributions, we will have distributed $12.93 per share to initial shareholders and $1.2 billion in cumulative distributions to all shareholders.

Our net asset value per share on December 31, 2013 stood at $10.73 per share, an increase of $0.01 per share from September 30, 2013 and June 30, 2013. Our debt to equity ratio stood at a modest 48.0% after subtraction of cash and equivalents as of December 31, 2013, down from 53.7% as of

September 30, 2013 and 55.7% as of June 30, 2013. We estimate that our NII for the current March 2014 quarter will be $0.28 to $0.33 per share. Our objective is to grow net investment income per share in the coming quarters by focusing on matched-book funding to finance disciplined and accretive originations across our diversified lines of business.

HIGHLIGHTS

Equity Values:
Net assets as of December 31, 2013: $3.231 billion
Net asset value per share as of December 31, 2013: $10.73

Second Fiscal Quarter Operating Results:
Net investment income: $92.22 million
Net investment income per share: $0.32
Dividends to shareholders per share: $0.330825

Fiscal Year to Date Operating Results:
Net investment income: $174.55 million
Net investment income per share: $0.64
Net increase in net assets resulting from operations: $165.26 million
Net increase in net assets resulting from operations per share: $0.61
Dividends to shareholders per share: $0.661425

Second Fiscal Quarter Portfolio and Investment Activity:
Portfolio investments in quarter: $607.66 million
Total portfolio investments at cost at December 31, 2013: $4.976 billion
Number of portfolio companies at December 31, 2013: 130

PORTFOLIO AND INVESTMENT ACTIVITY
Our origination efforts during the December 2013 quarter prioritized secured lending, with an emphasis on senior loans, although we also seek to close selected subordinated debt and income-producing equity investments. Our diversified approach includes seven origination strategies, including (1) lending in private equity sponsored transactions, (2) lending directly to companies not owned by private equity firms, (3) control investments in corporate operating companies, (4) control investments in financial companies, (5) investments in structured credit, (6) real estate investments, and (7) investments in syndicated debt. With our scale team of approximately 100 professionals, one of the largest dedicated middle-market credit groups in the industry, we believe we are well positioned to select in a disciplined manner a small number of investments out of thousands of investment opportunities sourced annually.

Our portfolio’s annualized current yield stood at 12.9% across all performing interest bearing investments as of December 31, 2013. Distributions from equity positions that we hold are not included in this yield calculation. In many of our portfolio companies, we hold equity positions, ranging from minority interests to majority stakes, which we expect over time to contribute to our investment returns. While the market has experienced yield compression in recent months, we have continued to prioritize secured debt with our originations to protect against downside risk while still achieving above market yields through credit selection discipline and a differentiated origination approach.

At December 31, 2013, our portfolio consisted of 130 long-term investments with a fair value of $4.886 billion, a record total, compared to 124 long-term investments with a fair value of $4.173 billion at June 30, 2013.

During the December 2013 quarter, we completed 34 new and follow-on investments aggregating $607.7 million, sold six investments, and received full repayment on five other investments. Our sales, repayments and scheduled amortization payments in the December 2013 quarter were $255.2 million, resulting in investments net of repayments of $352.4 million.

Broadly diversified across our lines of business, our originations in the December 2013 quarter were weighted toward the last two months of the quarter, resulting in only a partial quarter positive income benefit from such originations. We expect such originations to generate full-quarter positive benefit in the current March 2014 quarter.

In the March 2013 quarter we launched a call center initiative with multiple full-time resources to drive a higher level of investment opportunity sourcing from direct companies and intermediaries. The majority of our portfolio consists of agented middle-market loans that we have originated, structured, selected, and closed. In general, we perceive the risk-adjusted reward in the current environment to be superior for agented and self-originated opportunities compared to the syndicated market, causing us to prioritize our proactive sourcing efforts. The call center initiative already has led to closed deal activity, and we anticipate such effort to continue to have a positive impact on our business in the upcoming quarters.

•	On October 1, 2013, we made a $2.6 million follow-on investment in AIRMALL USA, Inc. (“AIRMALL”), a developer and manager of airport retail operations.

•	On October 7, 2013, Evanta Ventures, Inc. repaid our $10.5 million loan.

•
On October 11, 2013, we made a $5.8 million follow-on investment in CP Holdings of Delaware LLC (“CP Holdings”), an energy services company based in western Oklahoma. We invested $0.7 million of equity and $5.1 million of debt in CP Holdings.

•	On October 11, 2013, we provided $25.0 million in preferred equity for the recapitalization of Ajax Rolled Ring & Machine, Inc. After the financing, we received repayment of our $20.0 million loan.

•	On October 11, 2013, we made a secured debt investment of $2.0 million in Digital Insight. On October 15, 2013, we fully exited the deal and realized a gain of $20,000 on this investment.

•	On October 16, 2013, we made a secured debt investment of $7.0 million in Renaissance Learning, Inc. On November 4, 2013, we fully exited the deal and realized a gain of $140,000 on this investment.

•	On October 17, 2013, we called $19.7 million of the Apidos CLO VIII, Ltd. subordinated notes, and we realized a gain of $1.2 million on this investment.

•	On October 22, 2013, we made an investment of $40.8 million to purchase subordinated notes in CIFC Funding 2013-IV, Ltd.

•
On October 29, 2013, November 5, 2013, November 25, 2013 and December 4, 2013, we made follow-on investments in APH Property Holdings, LLC (“APH”) totaling $11.0 million to support our online direct consumer lending initiative. We invested $1.7 million of equity and $9.3 million of debt in APH.

•	On October 29, 2013, we made a secured debt investment of $2.5 million in Omnitracs, Inc. On the same day, we fully exited the deal and realized a gain of $25,000 on this investment.

•
On October 30, 2013, we made a secured debt investment of $6.0 million in The Petroleum Place, Inc. (“P2”). On November 4, 2013, we fully exited the deal and realized a gain of $60,000 on this investment.

•	On October 31, 2013, we sold our $18.8 million National Bankruptcy Services, LLC loan at a loss of $7.9 million.

•	On November 1, 2013, P2 repaid our $22.0 million second lien term loan.

•
On November 1, 2013, we made a $9.9 million follow-on investment in APH to acquire Bexley Apartment Houses, a multi-family residential property located in Marietta, Georgia. We invested $1.7 million of equity and $8.2 million of debt in APH.

•	On November 4, 2013, we sold $2.0 million of our $12.5 million investment in Photonis Technologies SAS, realizing a gain of $50,000 on the sale.

•
On November 8, 2013, we provided $26.0 million in preferred equity for the recapitalization of Gulf Coast Machine & Supply Company (“Gulf Coast”), a preferred provider of value-added forging solutions to energy and industrial end markets. Through the recapitalization, we acquired a controlling interest in Gulf Coast. After the financing, we received partial repayment of our loan, leaving a balance of $15.0 million.

•	On November 14, 2013, we made an investment of $26.1 million to purchase subordinated notes in Sudbury Mill CLO Ltd.

•
On November 15, 2013, we made a $45.9 million follow-on investment in APH to acquire the Gulf Coast Portfolio, a portfolio of six multi-family residential properties located in Alabama and Florida. We invested $7.4 million of equity and $38.5 million of debt in APH.

•
On November 19, 2013, we made a $66.2 million follow-on investment in APH to acquire the Oxford Portfolio, a portfolio of six multi-family residential properties located in Georgia, Florida, North Carolina and Texas. We invested $11.2 million of equity and $55.0 million of debt in APH.

•	On November 19, 2013, United Bank Card, Inc. (d/b/a Harbortouch) made a partial repayment of $23.9 million.

•	On November 20, 2013, we made a secured debt investment of $1.0 million in Chromaflo Technologies. On November 22, 2013, we fully exited the deal and realized a gain of $10,000 on this investment.

•
On November 25, 2013, we restructured our investment in Freedom Marine Holdings, LLC (“Freedom Marine”), a subsidiary of Energy Solutions Holdings, Inc. (“Energy Solutions”). The subordinated secured loan to Jettco Marine Services, LLC, a subsidiary of Freedom Marine, was replaced with a $13.0 million senior secured note to Vessel Holdings II, LLC, a new subsidiary of Freedom Marine.

•	On November 25, 2013, EIG Investors Corp. repaid our $22.0 million loan.

•	On November 25, 2013, we made a $5.0 million follow-on investment in AIRMALL.

•	On November 29, 2013, we made a $1.0 million follow-on senior secured debt investment in Gulf Coast.

•	On December 3, 2013, we made a $16.0 million senior secured investment in Vessel Holdings III, LLC, a new subsidiary of Freedom Marine within Energy Solutions.

•	On December 4, 2013, we sold a $1.0 million participation in our term loans in AIRMALL, equal to 2% of the outstanding principal amount of such loans.

•
On December 12, 2013, we made a $22.5 million follow-on investment in APH to acquire the Stonemark Portfolio, a portfolio of six multi-family residential properties located in Atlanta, Georgia. We invested $3.7 million of equity and $18.8 million of debt in APH.

•
On December 13, 2013, we provided $8.1 million in preferred equity for the recapitalization of NMMB Holdings, Inc. After the restructuring, we received full repayment of our $2.8 million subordinated term loan and a partial repayment of $5.3 million of our senior term loan.

•	On December 13, 2013, we made a $5.0 million follow-on investment in TGG Medical Transitory, Inc., a developer of technologies for extracorporeal photopheresis treatments.

•	On December 16, 2013, we made a $1.5 million follow-on senior secured debt investment in Gulf Coast.

•	On December 18, 2013, we made a $5.0 million follow-on investment in Spartan Energy Services, Inc., a provider of thru tubing and flow control services to oil and gas companies.

•	On December 18, 2013, Naylor, LLC repaid our $45.6 million loan.

•	On December 18, 2013, we made an investment of $39.9 million to purchase subordinated notes in Cent CLO 20 Limited.

•	On December 20, 2013 we made a secured debt investment of $9.0 million in Harley Marine Services, Inc., a provider of marine transportation services.

•
On December 23, 2013, we provided $102.4 million of senior secured financing, of which $87.4 million was funded at closing, for the recapitalization of PrimeSport, Inc., a global live entertainment and event management company. The $15.0 million senior secured revolver was unfunded at closing.

•
On December 26, 2013, we made a $13.6 million follow-on investment in CP Holdings. We invested $1.7 million of equity and $11.9 million of debt in CP Holdings to fund the acquisition of additional equipment.

•
On December 30, 2013, we made a secured debt investment of $40.0 million in Crosman Corporation, a leading designer, manufacturer and marketer of airguns, airsoft guns, and related category consumables.

•	On December 30, 2013, we made a $10.0 million follow-on investment in First Tower Holdings of Delaware, LLC (“First Tower”). We invested $1.5 million of equity and $8.5 million of debt in First Tower.

•	On December 30, 2013, we made a $45.0 million follow-on investment in Progrexion Holdings, Inc. to fund a dividend recapitalization.

•	On December 30, 2013, Energy Solutions repaid our $4.3 million junior secured note.

•
On December 31, 2013, we made a $10.6 million follow-on investment in NPH Property Holdings, LLC (“NPH”) to acquire Indigo Apartments, a multi-family residential property located in Jacksonville, Florida. We invested $1.8 million of equity and $8.8 million of debt in NPH.

In addition to the closed transactions reported above, we entered into a definitive agreement on December 17, 2013 to acquire 100% of the common stock of Nicholas Financial, Inc. (“Nicholas”) for $16.00 per share. The estimated purchase price is $199 million. Nicholas is a specialty finance company headquartered in Clearwater, Florida. Nicholas is engaged primarily as an indirect lender in the consumer automobile lending business, where Nicholas purchases loans originated by more than 1,600 car dealerships. Subject to certain conditions, the transaction is currently contemplated to close in March or April 2014, although this timing could be earlier or later depending on the time required to obtain the requisite approvals.
Since December 31, 2013 in the current March 2014 quarter, we have completed seven follow-on investments aggregating $180.9 million.

•
Since December 31, 2013, we have made four follow-on investments in NPH totaling $8.0 million to increase our investment to support our online direct consumer lending initiative. We invested $1.2 million of equity and $6.8 million of debt in NPH.

•	On January 8, 2014, we made a $161.5 million follow-on investment in Broder Bros., Co., a distributor of imprintable sportswear and accessories in the United States.

•
On January 17, 2014, we made a $6.6 million follow-on investment in APH to acquire the Gulf Coast II Portfolio, a portfolio of two multi-family residential properties located in Alabama and Florida. We invested $1.1 million of equity and $5.5 million of debt in APH.

•
On January 31, 2014, we made a $4.8 million follow-on investment in NPH to acquire Island Club, a multi-family residential property in Jacksonville, Florida. We invested $0.8 million of equity and $4.0 million of debt in NPH.

None of the loans in our portfolio originated in over six years has gone on non-accrual status. The fair market value of our loan assets on non-accrual as a percentage of total assets stood at approximately 0.3% on December 31, 2013 and June 30, 2013, down from 1.9% on June 30, 2012. We are pleased with the overall credit quality of our portfolio, with many of our companies generating year-over-year and sequential growth in top-line revenues and bottom-line profits.

During calendar year 2012, we received significant dividends and interest income from our Energy Solutions investment. Our income from Energy Solutions in calendar year 2013 is significantly less than such income in calendar year 2012. We are targeting to offset this decrease by utilizing existing liquidity and prudent leverage to finance our growth through new originations, including attractive yielding investments in the financial services and other sectors.

Because of the solid performance of several controlled positions in our portfolio, we have selectively monetized certain such companies and may monetize other positions if we identify attractive opportunities for exit. As such exits materialize, we expect to reinvest such proceeds into new income-producing opportunities. We are pleased with the performance of our controlled portfolio companies, and are actively exploring other new investment opportunities at attractive multiples of cash flow.

Our advanced investment pipeline aggregates more than $800 million of potential opportunities diversified across multiple sectors. These opportunities are primarily secured investments with double-digit coupons, sometimes coupled with equity upside through additional investments.

LIQUIDITY AND FINANCIAL RESULTS

Our modestly leveraged balance sheet, with its vast majority of unencumbered assets, access to multiple funding sources, matched-book funding, and weighting toward unsecured fixed-rate debt, is a source of significant strength. Our debt to equity ratio stood at a modest 48.0% after subtraction of cash and equivalents at December 31, 2013. Our equitized balance sheet also gives us the potential for future earnings upside as we prudently utilize and grow our existing revolving credit facility as well as potentially add additional secured or unsecured term facilities made more attractive by our investment-grade ratings at corporate, revolving facility, and term debt levels.
On March 27, 2012, we renegotiated our credit facility and closed on an expanded five-year revolving credit facility (the “Facility”) for Prospect Capital Funding LLC. As of December 31, 2013, the Facility size stood at $650.0 million. On January 15, 2014, we expanded the accordion feature of the Facility from $650.0 million to $1.0 billion and increased the commitments to the Facility by $62.5 million to $712.5 million. As of February 3, 2014, 22 banks have committed to the Facility.
As we make additional investments, we generate additional availability to the extent such investments are eligible to be placed into the borrowing base. The revolving period of the Facility extends through March 2015, with an additional two-year amortization period, with distributions allowed after the completion of the revolving period. Interest on borrowings under the Facility is one-month Libor plus 275 basis points, with no minimum Libor floor. The Facility continues to carry a high-investment-grade Moody's rating of Aa3.

We also have significantly diversified our counterparty risk. The current count of 22 institutional lenders in the Facility compares to five lenders at June 30, 2010 and represents the most diversified bank group in our industry.

In addition, our repeat issuance in the 5-year to 30-year unsecured term debt market has extended our liability duration, thereby better matching our assets and liabilities for balance sheet risk management.

On December 21, 2010, we issued $150.0 million in principal amount of 6.25% senior unsecured convertible notes, convertible at $11.23 per common share and due December 2015 (“2015 Converts”).

On February 18, 2011, we issued $172.5 million in principal amount of 5.50% senior unsecured convertible notes, convertible at $12.73 per common share and due August 2016 (“2016 Converts”). In the March 2012 quarter, we repurchased $5.0 million of the 2016 Converts.

On April 16, 2012, we issued $130.0 million in principal amount of 5.375% senior unsecured convertible notes, convertible at $11.61 per common share and due October 2017 (“2017 Converts”).

On August 14, 2012, we issued $200.0 million in principal amount of 5.75% senior unsecured convertible notes, convertible at $12.07 per common share and due March 2018 (“2018 Converts”).

On December 21, 2012, we issued $200.0 million in principal amount of 5.875% senior unsecured convertible notes, convertible at $12.53 per common share and due January 2019 (“2019 Converts”, and together with the 2015 Converts, 2016 Converts, 2017 Converts, and 2018 Converts, the “Convertible Notes”).

On May 1, 2012, we issued $100.0 million in principal amount of 6.95% senior unsecured notes due November 2022 (the “2022 Baby Bond Notes”). The 2022 Baby Bond Notes trade on the New York Stock Exchange with ticker PRY and further demonstrate our diversified access to longer-dated funding.

On March 15, 2013, we issued $250.0 million in aggregate principal amount of 5.875% senior unsecured notes due March 2023 (the “2023 Notes”).

On February 16, 2012, we entered into a Selling Agent Agreement for our issuance and sale from time to time of senior unsecured program notes (the “Program Notes”, and together with the 2022 Baby Bond Notes, Convertible Notes, and the 2023 Notes, the “Unsecured Notes”). Since initiating the program, we have issued $647.3 million of Program Notes. These notes were issued with interest rates ranging from 3.24% to 7.00% with a weighted average rate of 5.48%. These notes mature between October 15, 2016 and October 15, 2043.

The Unsecured Notes are general unsecured obligations of Prospect, with no financial covenants, no technical cross default provisions, and no payment cross default provisions with respect to our revolving credit facility. The Unsecured Notes have no restrictions related to the type and security of assets in which Prospect might invest. These Unsecured Notes have an investment-grade S&P rating of BBB and Kroll rating of BBB+. As of December 31, 2013, Prospect held more than $4.1 billion of unencumbered assets on its balance sheet to benefit holders of Unsecured Notes and Prospect shareholders.

On May 8, 2013, August 22, 2013 and November 5, 2013, we entered into equity distribution agreements relating to at-the-market offerings from time to time of our common stock. During the period from July 1, 2013 to December 31, 2013, we issued approximately 50.7 million shares of our common stock at an average price of $11.22 per share, and raised $569.1 million of gross proceeds, with all issuance at prices above net asset value per share. During the period from January 1, 2014 to January 31, 2014 (with settlement through February 5, 2014), we sold approximately 10.5 million shares of our common stock at an average price of $11.17 per share, and raised $117.8 million of gross proceeds, with all issuance at prices above net asset value per share.

We currently have no borrowings under our Facility. Assuming sufficient assets are pledged to the Facility and that we are in compliance with all Facility terms, and taking into account our cash balances on hand, we have over $800 million of new investment capacity. Any principal repayments, other monetizations of our assets, debt and other capital issuances, or increases in our Facility size would also further increase our investment capacity.

EARNINGS CONFERENCE CALL

Prospect will host an earnings conference call on Tuesday, February 4, 2014, at 11:00 a.m. Eastern Time. The conference call dial-in number will be 888-317-6016. A recording of the conference call will be available for approximately 30 days. To hear a replay, call 877-344-7529 and use passcode 10040446. The updated Prospect corporate presentation is available on the Investor Relations tab at www.prospectstreet.com.

PROSPECT CAPITAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
December 31, 2013 and June 30, 2013
(in thousands, except share and per share data)

	December 31, 2013	June 30, 2013
	(Unaudited)	(Audited)
Assets
Investments at fair value:
Control investments (amortized cost of $1,236,286 and $830,151, respectively)	$1,163,300	$811,634
Affiliate investments (amortized cost of $49,278 and $49,189, respectively)	38,880	42,443
Non-control/Non-affiliate investments (amortized cost of $3,690,790 and $3,376,438, respectively)	3,683,840	3,318,775
Total investments at fair value (amortized cost of $4,976,354 and $4,255,778, respectively)	4,886,020	4,172,852

Investments in money market funds	220,850	143,262
Cash	25,154	59,974
Receivables for:
Interest, net	14,184	22,863
Other	2,067	4,397
Prepaid expenses	277	540
Deferred financing costs	45,470	44,329
Total Assets	5,194,022	4,448,217

Liabilities
Credit facility payable	—	124,000
Senior Convertible Notes	847,500	847,500
Senior Unsecured Notes	347,814	347,725
Prospect Capital InterNotes®	600,907	363,777
Due to broker	44,826	43,588
Dividends payable	33,229	27,299
Due to Prospect Administration	1,741	1,366
Due to Prospect Capital Management	48,108	5,324
Accrued expenses	3,624	2,345
Interest payable	26,753	24,384
Other liabilities	8,421	4,415
Total Liabilities	1,962,923	1,791,723
Net Assets	$3,231,099	$2,656,494

Components of Net Assets
Common stock, par value $0.001 per share (500,000,000 common shares authorized; 301,259,436 and 247,836,965 issued and outstanding, respectively)	$301	$248
Paid-in capital in excess of par	3,332,469	2,739,864
Undistributed net investment income	68,321	77,084
Accumulated realized losses on investments	(79,658)	(77,776)
Unrealized depreciation on investments	(90,334)	(82,926)
Net Assets	$3,231,099	$2,656,494

Net Asset Value Per Share	$10.73	$10.72

PROSPECT CAPITAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three and Six Months Ended December 31, 2013 and 2012
(in thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Investment Income
Interest Income:
Control investments	$37,086	$33,239	$69,719	$51,158
Affiliate investments	1,399	1,694	2,895	3,345
Non-control/Non-affiliate investments	79,420	58,513	157,532	103,540
CLO fund securities	29,198	23,420	55,378	37,133
Total interest income	147,103	116,866	285,524	195,176

Dividend income:
Control investments	8,877	31,717	15,952	64,967
Non-control/Non-affiliate investments	9	230	12	3,185
Money market funds	6	8	17	11
Total dividend income	8,892	31,955	15,981	68,163

Other income:
Control investments	17,928	5,095	27,149	5,097
Affiliate investments	5	605	7	613
Non-control/Non-affiliate investments	4,162	11,514	10,463	20,622
Total other income	22,095	17,214	37,619	26,332
Total Investment Income	178,090	166,035	339,124	289,671

Operating Expenses
Investment advisory fees:
Base management fee	25,075	16,306	48,120	29,534
Income incentive fee	23,054	24,804	43,638	43,311
Total investment advisory fees	48,129	41,110	91,758	72,845

Interest and credit facility expenses	29,256	16,414	56,663	29,925
Legal fees	(42)	635	177	1,257
Valuation services	449	371	888	747
Audit, compliance and tax related fees	745	378	1,368	810
Allocation of overhead from Prospect Administration	3,986	2,139	7,972	4,323
Insurance expense	90	78	183	171
Directors’ fees	75	75	150	150
Excise tax	1,000	4,500	2,000	4,500
Other general and administrative expenses	2,187	1,119	3,413	1,700
Total Operating Expenses	85,875	66,819	164,572	116,428

Net Investment Income	92,215	99,216	174,552	173,243

Net realized loss on investments	(5,671)	(8,123)	(1,882)	(6,348)
Net change in unrealized depreciation on investments	(1,182)	(44,604)	(7,408)	(73,157)

Net Increase in Net Assets Resulting from Operations	$85,362	$46,489	$165,262	$93,738

Net increase in net assets resulting from operations per share	$0.30	$0.24	$0.61	$0.52
Dividends declared per share	$0.33	$0.31	$0.66	$0.62

PROSPECT CAPITAL CORPORATION AND SUBSIDIARY
ROLLFORWARD OF NET ASSET VALUE PER SHARE
For the Three and Six Months Ended December 31, 2013 and 2012
(in actual dollars)
(Unaudited)

	For The Three Months Ended December 31,		For The Six Months Ended December 31,
	2013	2012	2013	2012

Net asset value at beginning of period	$10.72	$10.88	$10.72	$10.83
Net investment income	0.32	0.51	0.64	0.97
Net realized loss	(0.020)	(0.040)	(0.010)	(0.040)
Net unrealized depreciation	–	(0.230)	(0.030)	(0.410)
Net increase in net assets as a result of public offerings	0.04	–	0.07	0.08
Dividends declared and paid	(0.330)	(0.310)	(0.660)	(0.620)
Net asset value at end of period	$10.73	$10.81	$10.73	$10.81

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a business development company that focuses on lending to and investing in private businesses. Our investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.

We have elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940 (the “1940 Act”). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. As a BDC, we have elected to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to us could have an adverse effect on us and our shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, whose safe harbor for forward-looking statements does not apply to business development companies. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that we may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements. Such statements speak only as of the time when made, and we undertake no obligation to update any such statement now or in the future.

For additional information, contact:

Grier Eliasek, President and Chief Operating Officer
grier@prospectstreet.com
Telephone (212) 448-0702